PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Charles G. Urtin,
President / CEO
Telephone:  724-863-3100
www.irwinbank.com
-----------------

                          IBT Bancorp, Inc. (AMEX: IRW)
                       Announces Operating Results for the
                 Fourth Quarter and Year Ended December 31, 2004

Irwin, Pennsylvania, February 17, 2005: [AMEX: IRW] IBT Bancorp, Inc., (the "Company"), the holding company of Irwin Bank & Trust Company, today announced its results of operations for the three months and year ended December 31, 2004. The Company's net income for the three months ended December 31, 2004 decreased $2,516,000 to a loss of $517,000, or $ (.17) per diluted earnings per share, from $1,999,000, or $ .67 per diluted earnings per share, for the comparable 2003 quarter. Net income for the year ended December 31, 2004 decreased $3,561,000, to $6,085,000, or $2.02 per diluted earnings per share, from
$9,646,000, or $3.19 per diluted earnings per share, for the comparable 2003 period. The Company previously announced an after tax charge to earnings related to an other than temporary impairment in value of certain adjustable rate preferred stocks. Excluding this charge, net income for the quarter would have been $1,864,000 or $.63 per fully diluted share. For the year ended December 31, 2004 net income would have been $8,466,000 or $2.82 per fully diluted share.

President and CEO, Charles G. Urtin, stated, "2004 saw an interest rate environment unlike any seen in the last 50 years. Interest rates were at record lows. While rates paid on deposits stabilized, rates earned on loans and investments continued to drop, negatively impacting our net interest margin, the primary income generator of our Company. A repeat performance of 2003's record net income would have been difficult to meet. Nevertheless, we are pleased to report growth in assets, deposits and loans while continuing to control non-interest expenses. We recently announced the consolidation of three offices. These offices duplicated services in a 1.5 mile corridor. The consolidation into a single location will represent a significant cost savings with little customer impact. Other accomplishments in 2004 included opening a second branch in the city of Greensburg. This location, near the Westmoreland County courthouse will provide convenience to the professional community. Our Maximum Checking product, announced late in 2003 has garnered over $19 million in deposits. Last November we introduced Overdraft Advantage, providing customers with the assurance that overdrafts would be paid, subject to strict guidelines. We remain committed to a consistent management approach focused on long-term performance and a commitment to enhancing shareholder value."

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Total assets of the Company  increased  $46,327,000 to  $675,857,000 at December
31, 2004 as compared to $629,530,000 at December 31, 2003. Total loans reached $436,548,000 at December 31, 2004 from $416,286,000 at December 31, 2003, an increase of $20,262,000 or 5%. Investments increased $21,301,000 to $191,208,000 at December 31, 2004 as compared to $169,907,000 at December 31, 2003, an increase of 12%. Favorable rates on FHLB advances allowed the company to purchase investments at positive spreads. Total deposits reached $526,217,000 at December 31, 2004 as compared to total deposits of $492,158,000 at December 31, 2003. The increase in deposits was primarily the result of increases in demand deposits and in certificates of deposits. As mentioned previously the Company also took advantage of favorably priced advances from the Federal Home Loan Bank of Pittsburgh. Outstanding advances at December 31, 2004 were $70,265,000 compared to $53,308,000 at December 31, 2003.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Irwin Bank & Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, seven branch offices, a loan center, five supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny and a trust office in Greensburg Pennsylvania. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW".